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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


				    Third Quarter    Third Quarter    Year-to-Date     Year-to-Date
				    September 30,    September 30,    September 30,    September 30,
BASIC                                   2000             1999             2000             1999
				    _____________    _____________    _____________    _____________
Earnings:
    Income applicable to common
      stock                            $655,626         $680,328       $1,921,989       $1,878,749
				    ===========      ===========      ===========      ===========
Shares:
    Weighted average number of
      common shares outstanding       2,489,829        2,448,731        2,484,202        2,435,075
				    ===========      ===========      ===========      ===========

Earnings per common share:
    Income applicable to common
      stock                               $0.26            $0.28            $0.77            $0.77
				    ===========      ===========      ===========      ===========


DILUTED

Earnings:
    Net income as adjusted             $688,281(FN1)    $712,976(FN2)  $2,028,108(FN1)  $1,977,683(FN2)
				    ===========      ===========      ===========      ===========

Weighted average number of
    common shares outstanding         2,489,829        2,448,731        2,484,202        2,435,075

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise
      of such options at the
      average issue price                25,281           49,500           29,196           54,183

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to
      2.998 shares                      386,088          459,668          402,620          464,504
				    ___________      ___________      ___________      ___________
    Weighted average number of
      common shares
      outstanding, as adjusted        2,901,198        2,957,899        2,916,018        2,953,762
				    ===========      ===========      ===========      ===========


Diluted earnings per common share         $0.24            $0.24            $0.70            $0.67
				    ===========      ===========      ===========      ===========

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(FN1)   Represents net income reduced by a $107,250 charge relating to the
	repurchase of preferred shares which are anti-dilutive.

(FN2)   Represent net income